Exhibit 4.6

USF CORPORATION

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of June 27, 2005, by Yellow Roadway Corporation, a Delaware corporation (the “New Guarantor”), and the parent company of USF Corporation, a Delaware corporation (the “Company”), the Guarantors (the “Existing Guarantor Subsidiaries”) under the indenture referred to below and J.P. Morgan Trust Company, National Association (as the successor-in-interest to NBD Bank and Bank One, Michigan), as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Existing Guarantor Subsidiaries have heretofore executed and delivered to the Trustee an indenture (as supplemented and in effect as of the date hereof, the “Indenture”), dated as of May 5, 1999, providing for the issuance from time to time of the Company’s debentures, notes or other evidence of indebtedness (herein called the “Securities”), to be issued in one or more series as provided in the Indenture;

WHEREAS, a wholly owned subsidiary of the New Guarantor has merged with and into the Company (the “Merger”) pursuant to the Agreement and Plan of Merger by and among New Guarantor, Yankee II LLC and the Company dated as of February 29, 2005, and as amended as of May 1, 2005, with the Company being the surviving entity of the Merger, and as a result of the Merger, the New Guarantor has become the parent company of the Company;

WHEREAS, as the parent company of the Company, the New Guarantor has determined that it and the Company will benefit materially from the New Guarantor becoming a Guarantor;

WHEREAS, Section 1403 of the Indenture provides, in part, that a Person that was not a Guarantor on the date of the Indenture may become a Guarantor by executing and delivering to the Trustee a supplemental indenture pursuant to which such Person shall become a Guarantor; and

WHEREAS, pursuant to Section 901(10) of the Indenture, the Trustee, the Company and Existing Guarantor Subsidiaries are authorized to execute and deliver this Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, the Existing Guarantor Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

1. Definitions.

(a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b) For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to the Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all other Existing Guarantor Subsidiaries, to guarantee the Company’s obligations under the Securities on the terms subject to the conditions set forth in Section 1401 of the Indenture and to be bound by all other provisions of the Indenture applicable to a Guarantor. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effects of Headings. The section headings herein are for convenience only and shall not affect the construction thereof.

[Remainder of Page Intentionally Left Blank: Signatures in Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered as of the date first above written.

YELLOW ROADWAY CORPORATION

By	/S/ TODD M. HACKER
Name:	Todd M. Hacker
Title:	Vice President and Treasurer

USF CORPORATION

By	/S/ TODD M. HACKER
Name:	Todd M. Hacker
Title:	Senior Vice President & Treasurer

GLEN MOORE TRANSPORT, INC.
USF BESTWAY INC.
USF BESTWAY LEASING INC.
USF DISTRIBUTION SERVICES INC.
USF DUGAN INC.
USF HOLLAND INC.
USF LOGISTICS SERVICES INC.
USF REDDAWAY INC.
USF SALES CORPORATION
IMUA HANDLING CORPORATION

By	/S/ BRENDA LANDRY
Name:	Brenda Landry
Title:	Vice President and Assistant Secretary

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION
(as the successor-in-interest to NBD Bank), as Trustee

By	/S/ JANICE OTT ROTUNNO
Name:	Janice Ott Rotunno
Title:	Vice President

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